Exhibit 10.1

WISDOMTREE INVESTMENTS, INC.

2016 EQUITY PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the WisdomTree Investments, Inc. 2016 Equity Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of WisdomTree Investments, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Cause” means the termination of employment of a grantee of an Award by the Company for a reason defined by the Administrator as being for cause for purposes of this Plan. Notwithstanding the forgoing, if a grantee of an Award is a party to a written agreement embodying the material terms of his or her employment by the Company and “cause” has been defined thereunder, the definition of “cause” contained in such written agreement shall control.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Disability” means physical or mental impairment as determined under procedures established by the Administrator for purposes of the Plan. Notwithstanding the forgoing, if a grantee of an Award is a party to a written agreement embodying the material terms of his or her employment by the Company and “disability” has been defined thereunder, the definition of “disability” contained in such written agreement shall control.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Normal Retirement” means retirement from active employment with the Company on or after such age which may be designated by the Administrator as “retirement age” for any particular grantee of an Award. If no age is designated, it shall be 62.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: net sales; net inflows of assets under management; assets under management; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation or accrual of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Stock or any other publicly-traded securities of the Company; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; pre-tax margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share, market share of net inflows of asset under management; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents); strategic partnerships or transactions; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels; opening of new markets for Company products, whether in a particular jurisdiction or territory or globally; implementation, completion or attainment of measurable objectives with respect to Company operations in different geographical markets; acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Any Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. The Committee may appropriately adjust any evaluation performance under a Performance Criterion to include or exclude any of the following events that occurs during a Performance Cycle: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, and (v) any item of an unusual nature or of a type that indicates infrequency of occurrence, or both, including those described in the Financial Accounting Standards Board’s authoritative guidance, footnotes to the Company’s financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s reports on Form 10-K, 10-Q or 8-K for the applicable year.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals.

“Prior Plans” shall mean, collectively, the Company’s 2001 Performance Equity Plan and 2005 Performance Equity Plan, each as amended from time to time.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Substitute Awards” shall mean Awards granted or Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award, including in circumstances involving the grantee’s death, Disability, Normal Retirement or termination of employment, or, as provided in Section 3(g), a change in control (including a Sale Event);

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(g) Minimum Vesting Condition. Participants who are granted Stock Options and Stock Appreciation Rights, will be required to continue to provide services to the Company (or an affiliate) for not less than one year following the date of grant in order for any such Stock Options and Stock Appreciation Rights to fully or partially vest or be exercisable (other than in case of death, Disability or a change in control (including a Sale Event)). Notwithstanding the foregoing, up to five percent (5%) of the available shares of Stock authorized for issuance under the Plan pursuant to Section 3(a) may provide for vesting of Stock Options and Stock Appreciation Rights, partially or in full, in less than one-year.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. Subject to adjustment as provided in this Section 3, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be 10,000,000 shares less one (1) share for every one (1) share subject to an award granted under any Prior Plan after March 31, 2016. After the Effective Date of the Plan, no awards may be granted under any Prior Plan.

(b) For purposes of the foregoing limitation, the shares of Stock underlying any Awards, or any Prior Plan awards that are outstanding after March 31, 2016, that are forfeited, canceled, cash-settled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. In the event that withholding tax liabilities arising from an Award other than a Stock Option or Stock Appreciation Right or, after March 31, 2016, an award other than a stock option or stock appreciation right under any Prior Plan, are satisfied by the tendering of Stock (either actually or by attestation) or by the withholding of Stock by the Company, the Stock so tendered or withheld shall be added to the shares of Stock available for Awards under the Plan. Notwithstanding anything to the contrary, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or withheld upon exercise of an Option or Stock Appreciation Right to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 2,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than 10,000,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock, treasury Stock or shares of Stock reacquired by the Company.

(c) Substitute Awards shall not reduce the shares of Stock authorized for grant under the Plan, nor shall shares subject to a Substitute Award be added to the shares of Stock available for Awards under the Plan as provided in Section 3 (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 3 (b) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors prior to such acquisition or combination.

(d) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards granted under this Plan and all other cash fees paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision.

(e) Effect of Awards. The grant of any full value Award, an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of one share of Stock for each such share of Stock actually subject to the Award. Any permitted addbacks under Section 3(b) for (i) forfeitures, cancellations, cash-settlement or other terminations (other than by exercise) of such Awards and Prior Plan awards and (ii) shares of Stock tendered or withheld for taxes on Awards (other than Options and Stock Appreciation Rights) and Prior Plan awards (other than options and stock appreciation rights) shall be returned to the reserved pool of shares of Stock under the Plan in the same manner.

(f) Changes in Stock. Subject to Section 3(g) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(g) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. Notwithstanding the foregoing and except as may be otherwise provided in the relevant Award Certificate, the Administrator, in its discretion, (i) may determine to accelerate the vesting of all outstanding Awards with time-based vesting, conditions or restrictions immediately prior to their termination as of the effective time of the Sale Event; (ii) may determine to accelerate the vesting of all Awards with conditions and restrictions relating to the attainment of performance goals immediately prior to their termination upon the effective time of the Sale Event or to the extent specified in the relevant Award Certificate; and/or (iii) make or provide for a payment, in cash or in kind, to the grantees holding Awards in an amount equal to value of the Awards (as determined in the sole discretion of the Administrator).

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. Other than in connection with Substitute Awards, the exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Stock Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement (unless doing so would be impermissible under Section 409A).

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(g) Termination by Reason of Death. If an optionee’s employment by the Company terminates by reason of death, any Stock Option held by such optionee, unless otherwise determined by the Administrator and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such other greater or lesser period as the Administrator may specify in the Option Award Certificate) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(h) Termination by Reason of Disability. If an optionee’s employment by the Company terminates by reason of Disability, any Stock Option held by such optionee, unless otherwise determined by the Administrator and set forth in the Option Award Certificate, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the optionee for a period of one year (or such other greater or lesser period as the Administrator may specify in the Option Award Certificate) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(i) Other Termination. Unless otherwise determined by the Administrator and set forth in the Option Award Certificate, if an optionee’s employment or retention by, or association with, the Company terminates for any reason other than death or Disability, the Stock Option shall thereupon automatically terminate, except that if the Holder’s employment is terminated by the Company without Cause or due to Normal Retirement, then the portion of such Stock Option that has vested on the date of termination of employment may be exercised for the lesser of three months after termination of employment or the balance of such Stock Option’s term.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights. Other than in connection with Substitute Awards, the exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. Notwithstanding the preceding sentence, in the event that on the last business day of the term of a Stock Appreciation Right (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement (unless doing so would be impermissible under Section 409A). The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Shares and to exercise all other rights, powers and privileges of a holder of Stock with respect to such Restricted Shares; provided that, other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock Award (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock Award) until such time, if ever, as the Restricted Stock Award with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested (or, if the Restricted Stock Award is tied to the attainment of performance goals, such performance goals have been met) and with respect to which the applicable restriction period shall have expired. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been forfeited.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards only may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified Performance Goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards. The Administrator may grant Performance Share Awards under the Plan. A Performance Share Award is an Award entitling the grantee to receive shares of Stock upon the attainment of performance goals. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the performance goals, the periods during which performance is to be measured, which may not be less than one year except in the case of a Sale Event, and such other limitations and conditions as the Administrator shall determine.

(b) Rights as a Stockholder. A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares of Stock actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards. The Administrator may grant one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award.

(d) Maximum Award. The maximum Performance-Based Award that may be granted in a calendar year to any one Covered Employee under the Plan is 2,000,000 shares of Stock (subject to adjustment as provided in Section 3(f) hereof) or $20,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 13. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units or Performance Share Award shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. Notwithstanding anything to the contrary, no Dividend Equivalent Rights shall be granted with respect to any Stock Options or Stock Appreciation Rights.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 14. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the minimum required tax withholding (or, if permitted by the Company, such higher tax withholding as will not result in liability classification of the Awards under ASC 718 or a successor provision and is permitted under applicable IRS withholding rules) obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 16. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17. TERMINATION OF EMPLOYMENT, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Employment. If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(f) or 3(g), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, cancel underwater Stock Options or Stock Appreciation Rights (i.e., when the exercise price exceeds the Fair Market Value) in exchange for cash or other Awards or take any other action with respect to a Stock Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Stock is listed. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(f) or 3(g).

SECTION 19. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Except as otherwise provided in this Plan or an Award Certificate, until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 21. TERM OF PLAN

(a) Effective Date. This Plan was approved by the Board on March 31, 2016 and will become effective upon approval by the Company’s stockholders (the “Effective Date”). No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan was approved by the Board.

(b) Termination Date. Unless terminated by the Board, this Plan shall continue to remain effective until such time as no further awards may be granted and all awards granted under the Plan are no longer outstanding.

SECTION 22. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles; provided, however, that all matters relating to or involving corporate law shall be governed by the laws of the State of Delaware.

DATE APPROVED BY BOARD OF DIRECTORS: March 31, 2016

DATE APPROVED BY STOCKHOLDERS: June 20, 2016

APPENDIX A

THE WISDOMTREE INVESTMENTS, INC. 2016 EQUITY PLAN

UK SUB-PLAN FOR EMPLOYEES RESIDENT IN THE UNITED KINGDOM

1	PRELIMINARY

1.1	The provisions of the WisdomTree Investments, Inc. 2016 Equity Plan (the “Plan”), as amended from time to time, including all defined terms, will apply to Awards made under this UK Sub-Plan (the “UK Sub-Plan”) unless specifically stated otherwise. References to Sections shall be to Sections of the Plan unless specifically stated otherwise.

1.2	At the date of adoption of this Sub-Plan it is envisaged that, unless the Board or the Administrator determines otherwise, only Awards of Non-Qualified Stock Options and Restricted Stock may be made under this UK Sub-Plan to employees of the Company or any other Group Company who are resident in the United Kingdom. However, if the Board or the Administrator determine at any time that other forms of Award shall be made to employees of the Company or any Group Company who are resident in the United Kingdom, this UK Sub-Plan shall apply to those Awards as specified below.

2	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

2.1	The definition of “Cause” in Section 1 shall be amended by:

(a)	adding the words “or with grounds for summary dismissal” after the word “cause” in the second line; and

(b)	adding the words “or grounds for summary dismissal” after the word “cause” twice in the fourth line.

2.2	The definition of “Incentive Stock Option” and all references to Incentive Stock Options shall not apply for the purposes of this UK Sub-Plan.

2.3	The definition of “Normal Retirement” in Section 1 shall be deleted and the word “retirement” shall be substituted for all subsequent references to “Normal Retirement”.

2.4	The following additional definitions shall be included within Section 1 except where expressly stated otherwise:

(a)	“Employee NICs” means primary (employees’) class 1 national insurance contributions;

(b)	“Employer NICs” means secondary (employers’) class 1 national insurance contributions;

(c)	“Grantee” means a person who has received an Award under the Plan and, where the context permits, shall include uncapitalised references to a “grantee”;

(d)	“Group” shall mean the Company and its Subsidiaries and “Group Company” will be construed accordingly;

(e)	“HMRC” means Her Majesty’s Revenue & Customs;

(f)	“ITEPA 2003” means the UK Income Tax (Earnings and Pensions) Act 2003;

(g)	“Payroll Taxes” means income tax and Employee NICs (in all cases) and Employer NICs (to the extent that the Grantee is bearing such cost under the provisions of this UK Sub-Plan) or their equivalent in any other jurisdiction.

2.5	In the case of events which occur on the termination of a Grantee’s employment in accordance with the Plan, the date of the termination shall be the date the notice is given by or to the relevant Grantee or such other date before the expiry of their contractual notice period as the Administrator shall determine.

3	ELIGIBILITY FOR AWARDS

3.1	References in Section 1 (General Purpose of the Plan: Definitions) and Section 4 (Eligibility) to officers, Non-Employee Directors, directors and Consultants as potential recipients of awards shall be ignored, with the effect that the only individuals eligible for the grant of awards under the UK Sub-Plan shall be employees, and prospective employees, of the Company and/or any Group Company, and the provisions relating to Non-Employee Directors and Consultants shall not apply.

3.2	Throughout the Plan, where the context permits, references to “individuals” shall be construed as if they were references to “employees”.

4	STOCK OPTIONS

4.1	Section 5 shall be read and construed so that the only Stock Options which may be granted in accordance with it shall be Non-Qualified Stock Options.

4.2	The following Sections 5(j) and 5(k) shall be added:

“(j) Employer NICs. If any Group Company is liable to account for Employer NICs by virtue of the grant, vesting or exercise of a Stock Option the Administrator may make it a condition of the exercise of that Option that the Grantee either: (i) meets such Group Company’s liability to pay Employer NICs; or (ii) enters into an election to transfer the liability for Employer NICs to the Grantee in a form approved by HMRC, and enters into such arrangements as may be approved by HMRC in order to ensure that the Employer NICs liability can be met.

(k) Section 431 Elections. The Administrator may make it a condition of the exercise of a Stock Option that the Grantee shall enter into a joint election with the Group Company by which he or she is employed under section 431(1) of ITEPA 2003 to disapply the provisions of Chapter 2 of Part 7 of ITEPA 2003 or make or enter into any tax election in any other jurisdiction.

5	STOCK APPRECIATION RIGHTS

In Section 6 (Stock Appreciation Rights) the following Sections 6(e) and 6(f) shall be added:

“(e) Employer NICs. If any Group Company is liable to account for Employer NICs by virtue of the grant, vesting or exercise of a Stock Appreciation Right, to the extent those Employer NICs may lawfully be borne by the relevant Grantee, the Administrator may make it a condition of the exercise of that Stock Appreciation Right that the Grantee either: (i) meets such Group Company’s liability to pay Employer NICs; or (ii) enters into an election to transfer the liability for Employer NICs to the Grantee in a form approved by HMRC, and enters into such arrangements as may be approved by HMRC in order to ensure that the Employer NICs liability can be met.

(f) Section 431 Elections. The Administrator may make it a condition of the exercise of a Stock Appreciation Right that the Grantee shall enter into a joint election with the Group Company by which he or she is employed under section 431(1) of ITEPA 2003 to disapply the provisions of Chapter 2 of Part 7 of ITEPA 2003 or make or enter into any tax election in any other jurisdiction.

6	RESTRICTED STOCK AWARDS

6.1	In Section 7 (Restricted Stock Awards) the words “(or other service relationship)” shall not apply.

6.2	The following Sections 7(e) and 7(f) shall be added:

“(e) Employer NICs. If any Group Company is liable to account for Employer NICs by virtue of the vesting of a Restricted Stock Award, to the extent the Employer’s NICs may lawfully be borne by the relevant Grantee, the Administrator may make it a condition of the vesting of that Award that the Grantee either: (i) meets such Group Company’s liability to pay Employer NICs; or (ii) enters into an election to transfer the liability for Employer NICs to the Grantee in a form approved by HMRC, and enters into such arrangements as may be approved by HMRC in order to ensure that the Employer NICs liability can be met.

(f) Section 431 Elections. The Administrator may make it a condition of the grant or vesting of a Restricted Stock Award that the Grantee shall enter into a joint election with the Group Company by which he or she is employed under section 431(1) of ITEPA 2003 to disapply the provisions of Chapter 2 of Part 7 of ITEPA 2003 or make or enter into any tax election in any other jurisdiction.

7	RESTRICTED STOCK UNITS

7.1	In Section 8 (Restricted Stock Units) the words “(or other service relationship)” and “(or cessation of service relationship)” shall not apply.

7.2	In Section 8(a), the words “if applicable” shall be inserted after the words “Section 409A” in the penultimate sentence and the words “If any Restricted Stock Units granted under this UK Sub-Plan are subject to Section 409A, they” shall be substituted for the words “Restricted Stock Units with deferred settlement dates are subject to Section 409A and” at the beginning of the final sentence.

7.3	In Section 8(b) the words “if applicable” shall be inserted after the words “Section 409A” in the second sentence.

7.4	The following Sections 8(e) and 8(f) shall be added:

“(e) Employer NICs. If any Group Company is liable to account for Employer NICs by virtue of the settlement of Restricted Stock Units in the form of shares of Stock, to the extent the Employer’s NICs may lawfully be borne by the relevant Grantee, the Administrator may make it a condition of the settlement of the Restricted Stock Units that the Grantee either: (i) meets such Group Company’s liability to pay Employer NICs; or (ii) enters into an election to transfer the liability for Employer NICs to the Grantee in a form approved by HMRC, and enters into such arrangements as may be approved by HMRC in order to ensure that the Employer NICs liability can be met.

(f) Section 431 Elections. The Administrator may make it a condition of the settlement of Restricted Stock Units that the Grantee shall enter into a joint election with the Group Company by which he or she is employed under section 431(1) of ITEPA 2003 to disapply the provisions of Chapter 2 of Part 7 of ITEPA 2003 or make or enter into any tax election in any other jurisdiction.

8	UNRESTRICTED STOCK AWARDS

In Section 9 (Unrestricted Stock Awards), the single paragraph shall be renumbered as paragraph (a) and the following paragraph (b) shall be added:

(b) Section 431 Elections. The Administrator may make it a condition of the grant of an Unrestricted Stock Award that the Grantee shall enter into a joint election with the Group Company by which he or she is employed under section 431(1) of ITEPA 2003 to disapply the provisions of Chapter 2 of Part 7 of ITEPA 2003 or make or enter into any tax election in any other jurisdiction.”

9	PERFORMANCE SHARE AWARDS

In Section 11 (Performance Share Awards) the words “(or cessation of service relationship)” shall not apply.

10	DIVIDEND EQUIVALENT RIGHTS.

In Section 13 (Dividend Equivalent Rights) the words “(or cessation of service relationship)” shall not apply.

11	TAX WITHHOLDING

Section 15 shall be deleted and replaced by the following:

“If any Group Company or any other person (other than a Grantee) is liable to account for any Payroll Taxes in any jurisdiction for which a Grantee is liable by virtue of the grant, vesting or exercise of an Award, unless the Grantee pays, or make arrangements satisfactory to the relevant Group Company or other person to pay, such amounts to the relevant Group Company or other relevant person:

(a)	the relevant Group Company or other person may withhold an amount equal to the Payroll Taxes from the Grantee’s remuneration; or

(b)	subject to the agreement of the Administrator, the Grantee may authorise the Company to withhold shares of Stock with an aggregate Fair Market Value (as of the date the withholding is effected) equal to the amount of the Payroll Taxes.”

12	GENERAL PROVISIONS

The paragraph after the heading in Section 20(d) (Other Compensation Arrangements; No Employment Rights) shall be deleted and replaced by the following:

“(i)	Nothing in this Plan or in any Grantee’s contract of employment shall be construed as giving any employee a right to be granted an Award under the UK Sub-Plan;

(ii)	the adoption of the Plan and the UK Sub-Plan and the grant of Awards do not confer upon any Grantee a right to continued employment with the Company or any other Group Company;

(iii)	a Grantee shall not be entitled, and by accepting an Award granted under this UK Sub-Plan he or she shall be deemed to have waived any possible entitlement, to any compensation or loss he or she may suffer as a result of the exercise by the Board or the Administrator of any discretion given to them in accordance with the Plan or this UK Sub-Plan, or the failure by the Board or the Administrator to exercise any such discretion, even if such exercise or failure to exercise constitutes a breach of contract by the Group Company which employs the Grantee or a breach of any other duty owed by the relevant Group Company or gives rise to any other claim whatsoever; and

(iv)	if a Grantee shall cease to be employed by within the Group for any reason whatsoever, including as a result of being wrongfully or unfairly dismissed, he or she shall not be entitled, and by accepting an Award he or she shall be deemed to have waived any possible entitlement, to any sum or benefit to compensate him for any loss or curtailment of any right or benefit accrued or in prospect under the UK Sub-Plan, and no such loss or curtailment shall form part of any claim for damages for breach of any contract of employment of any Grantee.”

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